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                                                                         EXHIBIT 12.1

                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)

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                                     1998       1999       2000       2001       2002
                                   --------   --------   --------   --------   --------
Fixed Charges and Preferred
Stock Dividends:

  Interest                             $118       $131       $119       $ 96       $ 83

  Interest portion of
    annual rentals                        7          5          3          3          4
                                   --------   --------   --------   --------   --------
   Total Fixed
     Charges                            125        136        122         99         87

Preferred Stock Dividends(1)             11         10         13         11          9
                                   --------   --------   --------   --------   --------
 Combined Fixed Charges
   and Preferred Stock
   Dividends For
   Purpose of Ratio                    $136       $146       $135       $110       $ 96
                                   ========   ========   ========   ========   ========
Earnings:

Pretax income from
 continuing operations                 $332       $325       $295       $324       $300

Total Fixed charges
  (from above)                          125        136        122         99         87
 Less: Interest
  capitalized                             1          1          3          1          1
                                   --------   --------   --------   --------   --------
 Total Earnings for
  Purpose of Ratio                     $456       $460       $414       $422       $386
                                   ========   ========   ========   ========   ========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends                       3.35       3.15       3.07       3.84       4.02
                                   ========   ========   ========   ========   ========


(1)  In computing this ratio, "Preferred dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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